               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549


                         SCHEDULE 13D


          Under the Securities Exchange Act of 1934
                    (Amendment No. 1)

                    CHARTWELL LEISURE INC.
                       (Name of Issuer)

          Common Stock, Par Value, $0.01 Per Share
               (Title of Class of Securities)

                         16139F106
                       (CUSIP Number)

                    Stephen M. Davis, Esq.
                    Werbel & Carnelutti
                    A Professional Corporation

     711 Fifth Avenue, New York, New York 10022, (212) 832-8300
     (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                    November 21, 1997
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule
13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this schedule because of Rule 13-d-
1(b)(3) or (4), check the following box [ ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







                         Page 1 of 15

                              SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 16139F106                          Page 2 of 15 Pages
-------------------                          ------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Brahman Partners II, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
=================================================================
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 16139F106                          Page 3 of 15 Pages
-------------------                          ------------------

=================================================================
1    NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Brahman Partners II Offshore, Ltd.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [X]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Islands
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
      97,000
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      97,000
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      97,000
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.7%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
=================================================================
           *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 16139F106                          Page 4 of 15 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     B-Y Partners, L.P.
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [x]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
     0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     306,200
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
     0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     306,200
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     306,200
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
=================================================================
          *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 16139F106                          Page 5 of 15 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Brahman Capital Corp.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [x]
                                                       (b)  [ ]
----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     256,300
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     256,300
----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     256,300
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     1.9%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
=================================================================
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

-------------------                          ----------------
CUSIP No. 16139F106                          Page 6 of 15 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Brahman Management, L.L.C.
---------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [x]
                                                       (b)  [ ]
-----------------------------------------------------------------
3  SEC USE ONLY
----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
----------------------------------------------------------------
8  SHARED VOTING POWER
     306,200
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     306,200
----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     306,200
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.3%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     CO
=================================================================
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

-------------------                          -----------------
CUSIP No. 16139F106                          Page 7 of 15 Pages
-------------------                          -----------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Brahman Institutional Partners, L.P.
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [x]
                                                       (b)  [ ]
----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                      [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware
----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
----------------------------------------------------------------
8  SHARED VOTING POWER
          0
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
          0
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          0
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                         [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.0%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     PN
=================================================================
              *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

------------------                           -----------------
CUSIP No. 16139F106                          Page 8 of 15 Pages
-------------------                          -----------------

================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Peter A. Hochfelder
-----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                       (b)  [x]
----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                      [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
---------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
----------------------------------------------------------------
8  SHARED VOTING POWER
      562,500
-----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
      562,500
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      562,500
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
=================================================================
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)
                         SCHEDULE 13D
-------------------                          -----------------
CUSIP No. 16139F106                          Page 9 of 15 Pages
-------------------                          -----------------
=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Robert J. Sobel
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                       (b)  [x]
----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
-----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                           [ ]
-----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     562,500
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
-----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     562,500
----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     562,500
-----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                                    [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.2%
-----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
=================================================================
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)

                         SCHEDULE 13D

-------------------                          -------------------
CUSIP No. 16139F106                          Page 10 of 15 Pages
-------------------                          -------------------

=================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
     OF ABOVE PERSON
     Mitchell A. Kuflik
----------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a)  [ ]
                                                       (b)  [x]
-----------------------------------------------------------------
3  SEC USE ONLY
-----------------------------------------------------------------
4  SOURCE OF FUNDS*
     N/A
----------------------------------------------------------------
5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(E)                      [ ]
----------------------------------------------------------------
6  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
-----------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
----------------------------------------------------------------
7  SOLE VOTING POWER
          0
-----------------------------------------------------------------
8  SHARED VOTING POWER
     562,500
----------------------------------------------------------------
9  SOLE DISPOSITIVE POWER
          0
----------------------------------------------------------------
10 SHARED DISPOSITIVE POWER
     562,500
-----------------------------------------------------------------
11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     562,500
----------------------------------------------------------------
12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES*                               [ ]
-----------------------------------------------------------------
13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.2%
----------------------------------------------------------------
14  TYPE OF REPORTING PERSON*
     IN
=================================================================
               *SEE INSTRUCTIONS BEFORE FILLING OUT!
SEC 1746 (10-96)
                                        Page 11 of 15 Pages

                         Amendment No. 1
                               to
                          SCHEDULE 13D

     The Reporting Persons, as reported herein, hereby amend their Schedule 13D relating to the Common Stock of Chartwell
Leisure, Inc. as set forth below.

Item 1.   Identity and Background

          (a-c), (f). The persons (the "Reporting Persons") filing this statement are Brahman Partners II, L.P. ("Brahman"), a Delaware limited partnership, B-Y Partners, L.P. ("B-Y"), a Delaware limited partnership, Brahman Institutional Partners, L.P. ("Institutional"), a Delaware limited partnership, Brahman Management L.L.C. ("Management"), a Delaware limited liability corporation, Brahman Capital Corp. ("Capital"), a Delaware corporation, Peter A. Hochfelder ("Hochfelder"), a citizen of the United States, Robert J. Sobel ("Sobel"), a citizen of the United States, Mitchell A. Kuflik ("Kuflik"), a citizen of the United States, and Brahman Partners II Offshore, Ltd. ("Offshore"), a Cayman Islands corporation. The principal address of Brahman, B-Y, Institutional, Management, Capital, Hochfelder, Sobel, and Kuflik is 277 Park Avenue, 26th Floor, New York, New York 10017. The principal address for Offshore is c/o CITCO, Kayaflamboyan 9, Curacao, Neth. Antilles.

          Management is the general partner of B-Y, Brahman and Institutional. Capital is the investment manager for Offshore and for the investment accounts of Genesis Capital Fund and a foreign investment fund (together, the "Capital Client Accounts"). Hochfelder, Sobel and Kuflik are the executives and directors of Capital. Hochfelder, Sobel, Kuflik, are in a position to directly and indirectly determine the investment and voting decisions made by Management and Capital and, consequently, Brahman, B-Y, Institutional, Offshore and the Capital Client Accounts.

          The Reporting Persons may be deemed to be a "group" within the meaning of Rule 13d-3 under the Securities Exchange
Act of 1934 (the "Act").


Item 5    Interest in Securities of the Issuer

          (a) As of the close of business on November 21, 1997, the Reporting Persons, by virtue of the language of Rule 13d-3(d)(1)(i), may be deemed to own beneficially in the aggregate the number and percentage of the Issuer's Common Stock set forth below (based upon the number of Shares that were reported to be outstanding in the Issuer's Form 10-Q for the quarter ended September 30, 1997.
                                      Page 12 of 15 Pages


     Name                Shares of
                         Common Stock             Percentage
-------------------------------------------------------------
     Hochfelder(1)         562,500                 4.2%
-------------------------------------------------------------
     Sobel(1)              562,500                 4.2%
-------------------------------------------------------------
     Kuflik(1)             562,500                 4.2%
-------------------------------------------------------------
     Offshore               97,000                 0.7%
-------------------------------------------------------------
     Capital(2)            256,300                 1.9%
-------------------------------------------------------------
     Management(3)         306,200                 2.3%
-------------------------------------------------------------
     Brahman                  0                    0.0%
-------------------------------------------------------------
     B-Y                   306,200                 2.3%
-------------------------------------------------------------
     Institutional            0                    0.0%



     (1) Includes shares of the Issuer's Common Stock attributable to B-Y, Brahman, Institutional, Offshore and the Capital Client Accounts. The aggregate number of shares of the Issuer's Common Stock held, respectively, for the Capital Client Accounts and Offshore is 159,300 and 97,000 shares.

     (2) Includes shares of Common Stock attributable to Offshore and the Capital Client Accounts.

     (3)       Includes shares of Common Stock attributable to B-
Y, Brahman and Institutional.

          (b) The following table sets forth the transactions effected by applicable Reporting Persons listed on Item 5 (a) above during the past sixty (60) days. Each transaction set forth below reflects a sale effected by means of routine brokerage trades on the Nasdaq National Market, unless otherwise noted.

                                             Page 13 of 15 Pages

                                   Price Per          Number
Reporting Person    Trade Date      Share $         of Shares
----------------------------------------------------------------
Brahman             11/20/97       16.6875             50,000
----------------------------------------------------------------
Brahman             11/21/97       16.6385            253,649
----------------------------------------------------------------
B-Y                 10/8/97        16.000                 100(1)
----------------------------------------------------------------
B-Y                 11/20/97       16.875                 100(1)
----------------------------------------------------------------
B-Y                 11/21/97       16.6385             20,000
----------------------------------------------------------------
B-Y                 11/21/97       16.6875             15,000
----------------------------------------------------------------
B-Y                 11/26/97       16.6563                500
----------------------------------------------------------------
Institutional       11/20/97       16.875                 100(1)
----------------------------------------------------------------
Institutional       11/21/97       16.6385            309,451
----------------------------------------------------------------
Capital (on behalf  11/21/97       16.6875             10,600
  of Offshore)
----------------------------------------------------------------
Capital (on behalf  11/21/97       16.6385              5,900
  of Offshore)
----------------------------------------------------------------
Capital (on behalf  11/24/97       16.625               1,700
 of Offshore)
----------------------------------------------------------------
Capital (on behalf  11/21/97       16.6875             29,900
 of the Capital
Client Accounts)
----------------------------------------------------------------
Capital (on behalf  11/25/97       16.6262             31,200
 of the Capital
Client Accounts)
----------------------------------------------------------------

---------

(1)  Reflects a purchase.

          (e)  On November 21, 1997, the Reporting Persons, in
the aggregate, ceased to be the Beneficial owners of five percent or more of the Issuer's Common Stock.  This Amendment No. 1 is, therefore, a final filing.
                               Page 14 of 15 Pages

          After reasonable inquiry and to the best of our know-ledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:  November 28, 1997

BRAHMAN CAPITAL CORP.

By:  /s/ Peter A. Hochfelder
     -----------------------------
   Name:   Peter A. Hochfelder
     Title:  President


BRAHMAN MANAGEMENT L.L.C.

By:  /s/ Peter A. Hochfelder
     -----------------------------
     Name:   Peter A. Hochfelder
     Title:  President


BRAHMAN PARTNERS II, L.P.

     By:  Brahman Management L.L.C.

     By:  /s/ Peter A. Hochfelder
          -------------------------
        Name:   Peter A. Hochfelder
        Title:  President


B-Y PARTNERS, L.P.

     By:  Brahman Management L.L.C.

     By:   /s/ Peter A/Hochfelder
          -------------------------
        Name:   Peter A. Hochfelder
        Title:  President


BRAHMAN INSTITUTIONAL
PARTNERS, L.P.

     By:  Brahman Management L.L.C.

     By:  /s/ Peter A. Hochfelder
          -------------------------
        Name:   Peter A. Hochfelder
        Title:  President

                                             Page 15 of 15 Pages


/s/ Peter A. Hochfelder
-------------------------------
Peter A. Hochfelder


/s/ Robert J. Sobel
-------------------------------
Robert J. Sobel


/s/ Mitchell A. Kuflik
-------------------------------
Mitchell A. Kuflik




108280